Exhibit 10.1

Revision and restatement of cooperation agreement for Fernie

Castle Chinese Garden Construction Project

Date of Execution:
September 11, 2024

Project name: Fernie Castle Chinese Garden construction procurement and construction

Project location: Fernie Castle, Letham Cupar, Fife, KY15 7RU United Kingdom

Consignor (Party A) : MDJM LTD and MD LOCAL GLOBAL LIMITED

Construction Party (Party B) : Suzhou Xiangshan Workshop Construction Investment and Development Co., Ltd., Xiang-Shan Classical ArchitectureLtd

Whereas:

1.	Fernie Castle is an ancient castle located in Scotland dating back almost 700 years. MDJM LTD is a NasdaQ-listed company in the United States. MD LOCAL GLOBAL LIMITED, a wholly-owned subsidiary of MDJM LTD registered in the United Kingdom, owns Fernie Castle, Is planning to construct Chinese garden buildings within the Fernie Castle site (hereinafter referred to as the "Chinese Garden Construction Project").

2.	MDJM LTD, one of Party A, and its subsidiary MD LOCAL GLOBAL LIMITED form a consortium, Agree to jointly contract and settle with Party B the procurement of raw materials in China for the construction of Fernie Castle Chinese Style Garden, the processing of raw materials and the on-site installation and construction of Fernie Castle Chinese Style Garden (hereinafter referred to as "Fernie Castle Chinese Style Garden Project").

3.	One of Party B, Suzhou Xiangshan Workshop Construction Investment and Development Co., LTD., is the responsible unit for the protection of "Xiangshan Traditional Building Construction Skills" project, which is listed in the first batch of intangible cultural heritage projects in China.

4.	Based on the rich experience in the construction of Chinese garden Architecture, the controlling shareholder of Suzhou Xiangshan Construction Investment and Development Co., Ltd. is willing to register Xiang-Shan Classical Architecture Ltd in BVI for this project. Form a consortium to undertake the Fernie Castle Chinese garden project contracted by Party A.

5.	Be aware that the Chinese garden construction project involves design, procurement, construction and other matters, involving the United Kingdom (UK) and the Scottish laws where the project is located on the transformation of ancient castles, new buildings and other mandatory provisions, including government permission and approval, construction workers from outside the United Kingdom to work in the local and other matters.

6.	Considering that Party A intends to arrange the British design agency to invite relevant Chinese designers to participate in the consultation and discussion on the design of the Chinese garden construction project, and the British design agency will be fully responsible for the design of the Chinese garden construction project.

7.	The basic structure, house structure (concrete or steel structure), water and electricity facilities, plant planting, etc. of the Chinese Style garden construction project shall be contracted by Party A to other companies. During the design stage, Party B shall inform Party A and the designer of the relevant construction conditions and technical requirements in writing, which shall be clearly marked in the construction drawings.

8.	Considering that MDJM LTD, one of Party A, is a NASDAQ-listed company in the United States, Party A hopes to ensure Party B to obtain the contract payment for the Chinese garden project by issuing additional shares in a private way.

9.	Party B agrees to sell the aforesaid additional shares on the NASDAQ Stock market in accordance with the provisions of these Principles in order to obtain the contract payment for the Chinese Garden Project in essence.

10.	Both parties have reached a consensus: Party A shall ensure that Party B shall receive the cash project contract payment of stock realization corresponding to the construction period (including raw material purchase, production, construction and installation, etc.) according to the agreed construction schedule, and Party B shall promote the corresponding project progress (including raw material purchase, production, construction and installation, etc.) according to the actual cash amount of the corresponding project contract payment.

11.	Both parties agree that before the relevant design is completed and approved by the local authority of the project (including the approval of design drawings and construction drawings, new construction permits, construction permits, etc., the same below), both parties will carry out further negotiations on the contract contents related to Chinese garden project.

12.	In order to determine the further negotiation of the contract contents involved in the above-mentioned Chinese garden project, the two parties have reached an agreement to determine the basic framework of these contracts and the basic contents of the core terms after repeated communication and friendly negotiation in the past six months from this year.

13.	This Agreement defines the basic positions of the parties in the future negotiation of each contract, but does not prevent the parties from further refining and concretizing the relevant terms in the subsequent specific contracts.

14.	This Agreement is an amendment and restatement of the Cooperation Agreement on Fernie Castle Chinese Garden Construction Project signed by both parties on September 6, 2024. The Cooperation Agreement on Fernie Castle Chinese Garden Construction Project signed on September 6, 2024 is void and the terms of this Agreement shall prevail. The parties agree as follows.

Article 1 Summary of works

(I) Project name:

1.	The project name is: Fernie Castle Chinese Garden Project, namely: The procurement of raw materials, processing and production of raw materials for the construction of Chinese garden buildings in China and the installation and construction works on site at Fernie Castle (hereinafter referred to as the "Fernie Castle Chinese Garden Project" or further referred to as the "Project").

2.	The Fernie Castle Chinese Garden Project is only a part of the Fernie Castle Chinese Garden Project, and does not include the construction of the project site by local labor under the modern construction techniques of the project. In particular, it does not include (but is not limited to) foundation works, concrete or steel structure works, hydropower works, modern decoration works, equipment installation works and plant planting.

3.	(Special agreement: If the Contract for Procurement and Construction of Chinese Style Garden Building signed by both Parties involves local laborers in the place where the project is located under modern building construction technology, Party B shall perform the Contract for Procurement and Construction of Chinese Style Garden Building.)

(II) Location of the project:

Works are: Fernie Castle, Letham Cupar, Fife, KY15 7RU United Kingdom (Latham Ferney Castle, Fife, Scotland, UK)

(III) Project content and scale:

1.	Fernie Castle Chinese garden project covers an area of 7000 square meters, and the building scale shall be subject to the relevant data of the final approved design scheme.

2.	The content and scale of Fernie Castle Chinese Style Garden project will be determined in the "Chinese Style Garden Building Procurement and Construction Contract" (tentative name, the same below) in accordance with the final approval of the local authority of the project.

3.	The design completion of this Agreement refers to the completion of the design of the three stages of scheme design, preliminary design and construction drawing design.

(IV) Scope of project contracting:

1.	This project involves the procurement, processing and production of raw materials needed for Chinese garden and architecture in China, as well as the installation and construction of Fernie Castle in the United Kingdom. It does not include the works which must be completed by local construction companies in the United Kingdom and Scotland due to the restrictions of labor laws in the United Kingdom and Scotland.

2.	After the completion of the design, the Contract for the Procurement and Construction of Chinese Garden Architecture is signed.

3.	The design completion of this Agreement refers to the completion of three stages of design: scheme design, preliminary design and construction drawing design.

(V) Planned duration:

1.	The planned construction period is expected to be 18 to 24 months. The planned construction period will be specified in the Chinese Garden Building Procurement and Construction Contract.

2.	Both parties shall, according to the actual process (including the permission and approval of the local authority of the project, and the realization of shares (indicating that the sale of shares will obtain cash income, the same below)), if it is judged that the adjustment of the construction period is necessary, it will be confirmed by the project stage according to the actual process.

(VI)  Planned commencement date:

The planned commencement date shall be the day after Party B accepts the first and second unsealed shares issued by Party A in the first phase and realizes the shares up to 50% of the project payment payable in the first phase of the Fernie Castle Chinese Garden Project.

(VII)  Quality standard of the project:

The project quality standards shall be determined in accordance with the industry standard of the People's Republic of China, Code for the Construction and Acceptance of Ancient Building Construction Projects (JGJ159-2008), and shall be specified in the Contract for the Procurement and Construction of Chinese Garden Buildings.

(VIII) The total contract price

1.	The total contract price (including tax (but excluding income tax and deed tax to be borne by each party) is expected to be: 8 million pounds (the price will be quoted according to the design drawings, which will be confirmed by both parties in the "Chinese Garden Building Procurement and Construction Contract"). Special note: £8 million is the total investment amount of Fernie Castle Chinese Garden Project. The contract amount of the cooperation between Party A and Party B shall be subject to the contract amount agreed in the Contract for Procurement and Construction of Chinese Garden Building.

2.	The contract price shall be in the form of the total price contract. The contract price shall not be adjusted unless otherwise agreed by both parties, except for the amount that needs to be increased or decreased in the course of project implementation as agreed in the contract.

(IX) Project construction stage:

The project is divided into four stages according to the construction content, and the construction content and work results of each stage are specified in the "Chinese Style Garden Building Procurement and Construction Contract". Special note: The construction contents of each stage shall be subject to the project plan arrangement in the "Chinese Garden Building Procurement and Construction Contract". According to this plan arrangement, the schedule of stock issuance and realization will be adjusted and determined.

Article 2 Payment of project money

(I) Private placement of additional shares and realization to guarantee Party B's access to project funds:

1.	Party A enentrust Party B to undertake the Chinese Garden project of Fernie Castle with a total amount of 8 million pounds (the amount is the preset budget, and the final amount shall be subject to the confirmed amount based on the design drawings and the actual detailed calculation by both parties. The fluctuation range of the confirmed amount shall not exceed 10% in principle).

2.	The above payment shall be guaranteed by Party A issuing equivalent shares of a listed company MDJM LTD to Party B in a directional manner, and Party B's actual contract project payment shall be calculated based on the cash value obtained from the realization of such shares as agreed.

3.	Party A shall issue to Party B (Xiang-Shan Classical Architecture Ltd) equivalent shares of the same amount as the contract project payment as stipulated in the Contract for Procurement and Construction of Chinese Garden Architecture in accordance with the provisions of the following paragraph, and Party B shall not need to contribute to purchase such shares.

(II) Method of private placement and realization of Shares:

1.	Party A plans to issue additional shares to Party B in four installments and unlock the shares in seven installments so that Party B can obtain the project funds.

2.	Party A agrees to issue additional shares to Party B (Xiang-Shan Classical Architecture Ltd) in four installments in accordance with Article 3. The maximum number of shares that can be issued under this Agreement is 9.45 million shares (the amount will be adjusted in proportion to the Company's share expansion or share reduction, etc.).

(1)	The first phase of private placement of Shares: The first phase of shares equal to 25% of the estimated total project amount of 8 million pounds will be issued within 3 working days after the signing of this Agreement. The process time of issuing shares will be about 3 and a half months (based on the specific operation time of the stock exchange market (the same below), and the restricted period of these shares will be 6 months (due to the legal requirements of listed companies (the same below).

(2)	The second phase of private placement of shares: within three working days after the project design plan is submitted to the local council for the project renovation plan to be reviewed, Party A shall immediately start the issuance of the second phase of shares, and actually issue the second phase of shares of 25% of the total amount payable to the contract project as agreed in the Chinese Garden Construction Procurement and Construction Contract.

(3)	The third phase of private placement of shares: 8 months before the commencement of the third phase of the project, Party A shall initiate the issuance of the third phase of shares and actually issue the third phase of shares of 50% of the total amount payable as agreed in the Chinese Garden Construction Procurement and Construction Contract.

(4)	The fourth phase of private placement of Shares: If the amount of shares from Phase 1 to Phase 3 after realization cannot reach the predetermined total amount in the "Chinese Garden Construction Procurement and Construction Contract", or there is any difference between the contract cost and the final project cost, Party A shall issue additional shares of Phase 4 to Party B in advance, which is tentatively 10% of the contract cost. The realizable amount of the additional shares must be greater than the aforementioned difference, and Party A shall release the shares to Party B at the earliest possible time.

3.	Party B agrees to realize the realization of the shares after Party A unlocks them in the following manner under the premise of Article 3.

Special note: The construction content of each stage shall be subject to the project plan arrangement in the "Chinese Garden Building Procurement and Construction Contract", and the schedule of stock issue realization shall be adjusted and determined according to this plan arrangement.

(1)	Party B's realization of stock realization depends on Party A unlocking the restricted sale of shares (i.e. Party A is authorized by the stock trading regulatory authority (including the stock exchange), the same below) and allowing Party B to sell such corresponding shares to obtain cash.

(2)	The first time to unlock and realize the Shares: Within 3 working days after the expiration of the restricted sale period of the first phase of private placement of shares (or 260 days after the signing of this Agreement), Party A shall unlock the shares of 2.5% equivalent value of the total amount of project money for the first time (which means that the shares are allowed to circulate and trade freely, the same below), which shall be used as the start-up capital of Party B's business in the Chinese Garden Construction Procurement and Construction Contract. After Party A has unlocked the shares, Party B shall realize the shares within 90 trading days after the shares have been unlocked (indicating that the shares will be sold for cash, the same below). The milestone time of the first payment shall be when Party B receives the unlock notice from Party A.

(3)	The second unlock and realization: Party A shall unlock the shares for the second time within three working days (the second payment milestone time) after the completion and signing of the Chinese Garden Construction Procurement and Construction Contract between Party A and Party B. Party A shall unlock the shares issued in the first phase (22.5% equivalent shares of the predetermined total amount of project payment). Party B shall, within 90 trading days after the release of the shares, fully cash in the second phase of the unlocked shares so as to meet the capital demand of the installment payment for the procurement and processing of engineering raw materials and materials in China as much as possible. Party B's raw material procurement and processing schedule will be matched by the cash amount of the shares realized.

(4)	3rd unlock and cash out: Party A shall immediately start the second phase of stock issuance within three working days after the project design proposal is submitted to the local council for review. Party B shall confirm the work results of the first phase as the third payment milestone date when Party B and the supplier sign the corresponding contract for the procurement of raw materials required for the Chinese garden project of Fernie Castle and purchase the raw materials at the processing plant designated by Party B. Within three working days after Party B sends the notice that the payment milestone is about to be reached, Party A shall immediately unlock the second phase of the private issue of Shares to Party B. Party B shall, within 90 trading days after the unlocking of the shares, fully realize the third unlocking of the shares so as to meet the capital demand of engineering processing and production in China as much as possible. The processing and production schedule of Party B shall be matched by the cash amount of the shares realized.

(5)	Fourth release and realization: The fourth payment milestone time shall be the day after Party B submits the statement of the construction results of the second stage within 10 days before Party B completes the processing and production of the raw materials required for the Fernie Castle Chinese Garden Project in China, prepares to ship the processing and production products, and prepares to apply for work visas for Party B's relevant construction personnel to the project location. Party A shall immediately unlock 50% of the shares of the third private placement to Party B within three working days upon the arrival of the payment milestone time. Party B shall, within 90 trading days after the unlocking of the shares, realize the fourth unlocking of the shares to meet the expenses of the subsequent processing and production products shipping and on-site installation and construction personnel.

(6)	The fifth unlocking and realization: The fifth payment milestone date shall be the day after all the processed and manufactured products shipped to the project site are delivered without damage after acceptance by Party A and Party B, and Party B's construction personnel arrive at the project site, meet the conditions for on-site construction and submit the construction application report. Party A shall immediately unlock the remaining 50% of the issued shares in the third phase to Party B within three working days from the date of the arrival of such milestone time.

(7)	Sixth unlocking and realization: On the 90th trading day after the fifth unlocking of shares, if the amount of realized shares is lower than the total contract price, Party A shall immediately unlock the shares corresponding to the difference in the fourth private placement of shares to Party B.

(8)	Seventh unlock and realization: If the total amount of the final account of the project increases due to design changes, on-site visa workload, claims and compensation (contingent) after the completion of the project, Party A shall, within three working days after the parties sign and confirm the final account amount, unlock the shares corresponding to the increased cost in the fourth phase additional issue of shares to Party B. If the total amount of the final account is less than the amount of the additional shares (or the amount of realization) due to the reduction of the project volume or the occurrence of claims, Party A shall return the realized funds and return or cancel the remaining shares that have not been realized.

4.	The lock-up period of shares refers to the period during which Party B shall not transfer, lend, sell or pledge the shares of Party A from the date when the shares are registered in Party B's name after Party B obtains Party A's shares.

5.	The value of each share of the aforesaid period shall be determined by the closing price of MDJM LTD's shares on the NASDAQ Stock market on the day before the date on which MDJM LTD issues the shares to Party B through its stock transfer agent.

6.	For the purpose of this paragraph, Party A and Party B may refer to any of its members or their common parties.

(III) Clause not less than the actual total price:

1.	If on the date on which the fifth payment milestone time is reached and on the 90th stock trading day from the day after the shares are unlocked, The total transfer price obtained by Party B (or the company designated by Party B) after selling the shares (net of tax and handling fee) + the price of the unsold shares + liquidated damages (if any) + fine (if any) + compensation for loss (if any) + deduction or claim amount (if any) caused by Party B's construction < the total project price confirmed by both parties + Party A's additional amount due to the adjustment of the design Project cost (if any) + compensation payable (if any) + claim amount (if any), Party A shall immediately supplement the balance by issuing additional shares in the same amount again (i.e., the fourth period of private placement of shares). The value limit of shares shall be confirmed at the price of USD 1, and the proportion of additional issuance shall be tentatively set at 10%. The specific proportion of additional issue may be adjusted according to the payable payment and the actual amount. Even if Party A is unable to issue additional shares due to the quota, this does not exempt Party A from the payable obligation. If the amount after the realization of all the shares of Party B is less than the total project price confirmed by both parties in settlement + the project cost added by Party A due to the adjustment of the design (if any) + the compensation payable by Party A (if any) + the claim amount (if any), Party A shall make up the difference in cash, which can be selected in USD, RMB and Pound sterling.

2.	Party A shall bear all expenses (including intermediary fees) incurred in the process of applying for, filing and registration with SEC, NASDAQ Exchange Market or other relevant institutions in connection with the change registration, lifting of restriction and transfer of shares.

(IV) The involvement of the project contract payment with Party B's work content and project progress

1.	Both parties understand that Party A shall guarantee the payment of the project contract payment by issuing additional shares. After the issuance of additional shares is lifted, the sale realization period shall be 90 stock trading days. If the shares unlocked for the second time in the first phase cannot be realized on the 90th stock trading days after the day after unlocking, or the amount of the estimated project payment cannot reach 50% after realization and Party A cannot make up the difference by other means after communication between Party A and Party B, Party B has the right to rescind the Contract for Procurement and Construction of Chinese Garden Construction. This case lift the Chinese garden construction procurement and construction contract, party b has the right to retain 1 first unlocked shares have to liquidate cash and unrealised stock (equivalent to 2.5% of the total amount of the project is scheduled to equivalent stock), need to be returned to party a and party b 1 second of unlocked shares have cash funds, and refund or cancel the remaining stock of unrealised. Neither party shall hold the other party responsible for the contract under the Contract for Procurement and Construction of Chinese Garden Construction.

2.	The total amount of the transfer price obtained by Party B after selling the second unlocked shares in Phase 1 (after deducting the tax and handling fee of realizing the shares) shall be greater than or equal to the corresponding project payment amount (i.e., about 22.5% of the total construction contract amount). If, within 90 trading days after the second unlock of the first period, all the shares are realized but the amount is still lower than the amount of the project payment payable in the period, Party A shall unlock part of the shares again and Party B shall realize the difference. If all the unlocked stocks have been realized after 90 trading days, but the amount is still lower than the amount of the project payment payable for that period, Party B has the right to complete the corresponding project progress according to the amount of realization.

3.	On the 90th trading day after unlocking the shares for the second time in the first period, if Party B has obtained the above-mentioned agreed funds greater than 50% of the project payment payable in the first period after realization, it shall be deemed that part of the project progress payment has been normally paid. Party B shall timely arrange the project progress according to the payment amount, arrange the construction materials and personnel required for the project construction in China. During the preparation process, Party B shall continue to realize the project progress at any time until all the realization is completed.

4.	The arrangement of "private placement and realization of Shares" for the remaining "periods and times" in the plan of "Private placement and realization of Shares" mentioned herein, except the first and second unlocking of shares in the first period and the first period and the second unlocking of shares, shall be carried out in accordance with the following principles and methods:

After the issuance of additional shares is lifted, the sale and realization period is 90 stock trading days, and the starting time is the first stock trading day after unlocking the shares. If within the realization period after unlocking each issue of shares, the amount of the project funds payable for the current period cannot be realized (the transaction details provided by Tiger Securities Stock Trading Company shall be subject to Party B), Party A shall issue or unlock the shares to make up for it. If Party B fails to realize the shares within 90 trading days, Party A and Party B shall negotiate and grant more time for realization. Party B shall carry out the project progress according to the project funds obtained from the realization of the shares. Meanwhile, Party B shall continue to realize the unrealized shares. If the amount of stock realization in the current period is higher than the project payment payable in the current period, the excess part shall be used as Party B's income.

5.	In the "Private placement and realization of Shares" plan mentioned herein, except for the first and second unlocking of shares in Phase 1 and Phase 1, the "Private placement and realization of Shares" during the remaining "periods and times" due to the failure of stock realization and the parties agree to terminate the contract through communication, Party A and Party B shall terminate the contract based on the projects actually completed and accepted by Party B. To ensure the payment of the project price of the completed project in the form of matching the corresponding shares by means of additional issuance and realization; The realized funds and unrealized stocks involved in the unfinished work progress shall be returned by Party B to Party A.

6.	After acquiring Party A's shares, Party B may freely choose whether to sell the shares or not. In principle, all the unlocked shares obtained after the first, second, third, fourth, fifth and sixth payment time reaches shall be realized. If Party B delays the realization of the shares in order to obtain greater commercial benefits, it shall notify Party A in writing (notice time: 10 stock trading days before the end of the 90-day stock realization cycle) of the reasons and amount of the shares that Party A does not realize, and the realization amount shall be determined according to the value of the additional shares issued by Party A to Party B. Party B shall not affect the progress of the project, otherwise, it shall bear the corresponding liability for breach of contract or compensation, and the delay of the project shall be calculated on the basis of 1/10,000th of the total project price/day.

7.	In case of any breach of contract caused by Party A's non-performance of the Contract or non-compliance with the contract (including work delay caused by Party A), Party A may actually bear the liability by issuing shares to Party B again and releasing the restricted sale, and the actual realized amount shall not be less than the compensation amount. However, such private placement shall not exempt Party A from actually bearing its liability for breach of contract by other means (including cash payment).

8.	The provisions of Paragraph (4) 1 to 7 hereof shall prevail over the relevant provisions on payment and project progress.

Article 3 Realization of shares and progress of works

(I)	The realization period of the shares issued by Party A to Party B after the lifting of the restriction shall be 90 stock trading days. If the conditions of stock sale agreed by the parties are met within the 90 stock trading days (it means 70% of the trading days within 90 stock trading days and the average daily turnover is more than 50,000 shares/day), And the trading price is greater than or equal to the share price specified in the contract confirmed by both parties), and Party B refuses to sell and realize the shares, or Party A gives a written notice that Party B has not realized the shares for more than 90 trading days, Party A shall have the right to terminate the contract and Party B shall return the cash realized and unrealized shares. If the project is delayed as a result, Party B shall be deemed to have breached the contract and liquidated damages shall be calculated at 1/10,000th of the total project price per day.

(II)	If Party B confirms in writing that it refuses to realize the shares, the continued performance of the construction contract shall not be affected, and Party B shall continue to complete the corresponding obligations under the construction contract.

(III)	In case of any breach of contract, compensation or other liabilities arising from Party B's failure to perform the contract, or any deduction or other matters, Party A may deduct an equal amount of the shares issued to Party B and the limit of lifting the sales restriction.

(IV)	Party A shall issue the shares in advance as far as possible and unlock the shares at a time that meets the continuity of construction progress. The specific time matching the payment node and the project progress node shall be specified in the Chinese Garden Construction Procurement and Construction Contract in detail. Party B shall not be liable for the delay of the construction period of Party B due to the delay of stock unlocking caused by Party A. Special agreement: If the delay in unlocking the shares is caused by the parliamentary policy, neighbor complaint, environmental protection dispute, cultural dispute and other reasons other than Party A or force majeure, Party A shall be exempt from liability.

(V)	After Party B's personnel arrive in the UK, due to Party A or any other reasons (not caused by Party B) caused by the delay, Party A shall bear the corresponding compensation. Such compensation shall be calculated and determined according to the number of Party B's personnel arriving in the UK multiplied by the equivalent fee per person per day multiplied by the number of days of delay. The specific number of people sent to the UK and the daily fee shall be specified in the "Chinese Garden Construction Procurement and Construction Contract".

Article 4 Party B's obligation to assist before the contract is concluded

During the period from the signing of this Agreement by both parties to the signing of the Contract for Procurement and Construction of Chinese Garden Construction, Party B shall, at the request of Party A, participate in the following four preliminary project planning and design stages, and make suggestions on the design drawings based on construction experience:

1.	Party B shall visit the site of the project and establish contact with the design team and the local construction contracting company. Party A shall bear the travel expenses of 3 employees of Party B to the project site after signing the contract, and Party A shall bear the expenses of Party A's visit to China. Other travel expenses incurred by Party B, such as procurement of selected products in China, management and investigation during overseas construction, shall be borne by Party B.

2.	Communication between project positioning scheme and design scheme.

3.	Provide design suggestions based on construction experience to both Chinese and British design teams.

4.	Provide Party A with reference opinions on the cost of Chinese gardens.

Article 5 Establishment of enterprise

(I)	Xiang-Shan Classical Architecture Ltd, a member of Party B, shall receive the shares issued by Party A and complete the relevant foreign exchange capital flow procedures.

(II)	Party B shall be responsible for communicating with the relevant competent authorities of the Chinese government, accepting the guidance of the competent authorities of the Chinese government, establishing overseas companies in accordance with the law, completing the filing of overseas project contracts in accordance with the law, using and transferring foreign exchange funds and accepting the supervision and inspection of the competent authorities of the Chinese government.

(III)	If Party B is unable to continue to perform the Contract due to policy changes of the British Government or the Chinese government concerning the cooperation mode hereunder, both parties shall be exempted from liability. Party A and Party B shall determine the project price based on the amount of works actually completed and accepted by Party B and match the corresponding shares, with more refund and less compensation.

(IV)	Party A or Party B shall guarantee that the contractor hereof is established legally and in compliance with regulations. If any party of Party A or Party B fails to complete the project due to any illegal or non-compliant operations in connection with the establishment of the contractor hereof, the party in breach of contract shall bear the corresponding liabilities for breach of contract and compensation.

Article 6 Other obligations of Party A

(I)	Work visa of construction personnel and accommodation of the project site

1.	Party A shall, within a reasonable time after the signing of the Contract for Procurement and Construction of Chinese Garden Construction and before the commencement of construction, obtain visas for relevant construction personnel of Party B to work at the project site. Before Party B's personnel go to work at the project site, Party A shall make arrangements for accommodation, accommodation, travel between the site and dormitory, etc. The specific matters shall be specified in the Contract for Procurement and Construction of Chinese Garden Construction.

(II)	The preceding paragraph is the prerequisite for the entry of Party B's personnel.

(III)	Import formalities

1.	Party B or its designated enterprises shall, as an exporter, complete the export formalities from China for the relevant raw materials and the processing parts thereof, and complete the export customs declaration, transportation and other matters by way of export. Party B shall be responsible for transporting the goods to the wharf.

2.	Party A or its designated enterprise shall, as the importer, complete the import formalities in the UK (including customs declaration, sea transportation, receipt and delivery of the goods to the project site).

3.	The costs of completing import and export procedures (including customs declaration, sea transportation and delivery to the construction site) shall be included in the Contract for Procurement and Construction of Chinese Garden Construction. The specific items and the amount incurred shall be specified in the formal Import and export Contract for materials agreed upon by both parties after the processing of components is completed and the volume and weight of materials are specified. The fee shall be paid from the funds in the Contract for Procurement and Construction of Chinese Garden Construction.

Article 7 Intellectual Property and confidentiality obligations

(I)	Intellectual Property Rights:

The intellectual property rights of the work reports and charts in any carrier completed by Party B hereunder shall belong to both parties, and Party A shall have the permanent right to use such knowledge. Neither Party shall provide the above documents and their copies to any third party in any form without the consent of both parties through negotiation or the force of judicial authorities.

(II)	Confidentiality obligation:

1.	Party A and Party B shall strictly keep the trade secrets of the other party during the term hereof and within 5 years from the date of expiration or termination hereof. Without the written consent of both parties, the confidential Information shall not be released, disclosed or provided to any third party.

2.	This agreement shall survive the termination or rescission of this Contract.

Article 8 Special Agreement

1.	The project contents contained in each of the four phases of construction corresponding to each phase of Stock referred to herein shall be annexed to this Agreement and shall be an integral part of this Agreement and shall have the same legal effect as the Contract for Procurement and Construction of Chinese Garden Construction signed by both parties through negotiation.

2.	This Agreement is the framework agreement between the parties concerning the payment of the project funds involved in the project. On the premise that the parties abide by the terms of this Agreement and determine their rights and obligations in accordance with the principles hereof, The Contract for Procurement and Construction of China Garden Construction shall be determined with reference to the Construction Project Construction Contract (Model Text) (GF-2017-0201), FIDIC Contract terms and NEC4 contract terms to determine its specific terms (including attachments).

3.	The contracts and agreements arising out of and relating to this Agreement shall contain the contents of PICC 2016 promulgated by the Institute for the Unification of Private International Law (UNIDROIT), provided that the terms expressly stipulated in this Agreement and related contracts and agreements shall prevail over the provisions of the PICC 2016.

4.	Within 18 months after the signing of this Agreement, if the parties fail to sign the Contract for the Procurement and Construction of Chinese Landscape Architecture, this Framework Agreement will be automatically terminated, and each party shall bear the costs incurred due to the performance of this principle and shall not claim any compensation or compensation to the other parties, except where any party violates the principle of good faith and negotiates in bad faith. If the project is expected to continue to be implemented, both parties may sign a supplementary agreement to extend the validity of this Agreement.

Article 9 Others

1.	In case the contract cannot be performed due to force majeure, both parties shall settle the matter through consultation in a timely manner.

2.	This contract is made in four copies, with Party A holding two copies and Party B holding two copies.

3.	This contract shall come into force after being signed or sealed by the legal representatives or authorized representatives of each party.

4.	All disputes arising out of and/or in connection with this Agreement shall be settled by the parties through friendly negotiation. If no agreement can be reached through negotiation, the dispute shall be submitted to Shanghai Arbitration Commission for arbitration in accordance with its arbitration rules in force at the time. As for the provisions of laws and regulations related to the Contract for Procurement and Construction of Chinese Garden Construction, both parties shall specify the applicable laws and other matters related to the arbitration procedure in the relevant contract and agreement.

5.	For matters not covered in this contract, both parties may sign a supplementary agreement, which shall have the same legal effect as this Agreement.

Consignor (Party A) (signature):

Authorized Representative (Signature):

/s/ Siping Xu

/s/ Siping Xu

Contractor (Party B) (signature):

Authorized Representative (signature):

/s/ Xiaodong Feng

/s/ Xiaodong Feng